CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-248085 on Form N-1A of our report dated February 19, 2026 relating to the financial statements and financial highlights of Alger Mid Cap 40 ETF, Alger 35 ETF, Alger Concentrated Equity ETF, Alger AI Enablers & Adopters ETF, and Alger Russell Innovation ETF, each a series of The Alger ETF Trust (the “Trust”), appearing in the Annual Financial Statements and Other Information on Form N-CSR of the Trust for the period or year ended December 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
April 28, 2026